Exhibit 10.23

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) evidences the award of a nonqualified stock option (the “Option”) by GP STRATEGIES CORPORATION, a Delaware corporation (“GPS”), to [NAME] (“Recipient”), subject to and conditioned upon Recipient’s agreement to the terms of this Agreement.  Capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to them in the GPS 2003 Incentive Stock Plan (the “Plan”).

Section 1.  Option Grant.  The Option entitles Recipient to purchase shares of common stock, par value $0.01 per share (“Common Stock”), of GPS under the Plan. The shares of Common Stock underlying the Option are herein called the “Shares.” The Grant Date, the number of Shares Recipient may purchase and the Exercise Price at which Recipient may purchase them are specified below.

Grant Date:	[DATE]

Number of Shares:	[NUMBER]

Exercise Price:	[PRICE] per share

Section 2.  Exercise of Option.

(a)                                  Exercisability.  So long as Recipient is an “eligible person” under the Plan (e.g., employed by or maintaining a service relationship with GPS or a Related Company) from the Grant Date through the applicable exercisability dates listed in the schedule below, and subject to the terms and conditions of this Agreement, the Option will become exercisable incrementally for the number of Shares listed below in accordance with the following schedule:

Number of Options
Vesting Date	Vesting on Vest Date

(b)                             Right to Exercise: Option Term.  Recipient may exercise the Option, to the extent exercisable, at any time on or before 5:00 P.M. Eastern Time on [DATE] (the “Expiration Date”) or the earlier termination of the Option, unless otherwise provided under applicable law.  Section 3 below describes certain limitations on exercise of the Option that apply in the event of Recipient’s death, Total and Permanent Disability, or Termination of Service.  The Option may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Option is then exercisable).  No fractional Shares will be issued under the Option.  Any portion of the Option not exercised on or before the Expiration Date or earlier termination of the Option shall thereupon become null and void.

(c)                                  Exercise Procedure.  In order to exercise the Option, Recipient must provide the following items to the Secretary of GPS or his or her delegate before the expiration or termination of the Option:

(i)                                     notice, in such manner and form as the Committee may require from time to time, specifying the number of Shares to be purchased under the Option; and

(ii)                                  full payment of the Exercise Price for the Shares or properly executed, irrevocable instructions, in such manner and form as the Committee may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 2(d) of this Agreement.

An exercise will not be effective until the Secretary of GPS or his or her delegate receives all of the foregoing items, and such exercise otherwise is permitted under and complies with all applicable federal, state and foreign securities laws.

(d)                                 Method of Payment.  Recipient may pay the Exercise Price by any combination of the following:

(i)                                     delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Committee in its discretion;

(ii)                                  a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Committee;

(iii)                               subject to such limits as the Committee may impose from time to time, tender (via actual delivery or attestation) to GPS of other shares of Common Stock of GPS which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that tender of such shares will not result in GPS having to record a charge to earnings under United States generally accepted accounting principles then applicable to GPS; or

(iv)                              any other method approved by the Committee.

(e)                                  Issuance of Shares upon Exercise.  As soon as practicable after exercise of the Option, GPS will deliver a share certificate to Recipient, or deliver Shares electronically or in certificate form to Recipient’s designated broker on Recipient’s behalf, for the Shares issued upon exercise.  Any share certificates delivered will, unless the Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares.

Section 3.  Termination of Service.

(a)                                  Termination of Unexercisable Option.  Upon Recipient’s Termination of Service, the portion of the Option that is then unexercisable will terminate immediately.

(b)                                 Exercise Period Following Termination of Service.  Upon Recipient’s Termination of Service for any reason other than Termination for Cause, as defined in clause (c) below, the portion of the Option that is then exercisable will terminate upon the earliest of:

(i)                                     the expiration of 90 days following such termination, unless Recipient’s termination is on account of Total and Permanent Disability or death;

(ii)                                  the expiration of 6 months following such termination, if such termination is on account of Recipient’s Total and Permanent Disability or death;

(iii)                               the expiration of 6 months following Recipient’s death, if Recipient’s death occurs during the periods described in clauses (i) or (ii) of this Section 3(b), as applicable; or

(iv)                              the Expiration Date.

In the event of Recipient’s death, the exercisable portion of the Option may be exercised by Recipient’s executor, personal representative, or the person(s) to whom the Option is transferred by will or the laws of descent and distribution.  “Total and Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  The Committee may require such proof of Total and Permanent Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether Recipient is totally and permanently disabled will be final and binding on all parties concerned.

(c)                                  Termination for Cause.  The Option will terminate in its entirety, regardless of whether the Option is then exercisable, immediately upon Recipient’s Termination for Cause, or upon Recipient’s commission of any of the following acts during the exercise period following Recipient’s Termination of Service: (i) fraud on or misappropriation of any funds or property of GPS or any Related Company, or (ii) Recipient’s breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by Recipient for the benefit of GPS or any Related Company, as determined by the Committee, which determination will be conclusive.  For purposes of this Agreement, “Termination for Cause” shall have the meaning contained in General Physics

Corporation’s Procedure No. GP-P-10 as in effect on the Grant Date and as it may be amended from time to time.

(d)                                 Change in Status.  In the event that Recipient’s status as an eligible person under the Plan is through a business, trade or entity that, after the Grant Date, ceases for any reason to be part of GPS or a Related Company, a Termination of Service will be deemed to have occurred for purposes of this Section 3 upon such cessation if Recipient’s service does not continue uninterrupted immediately thereafter with GPS or a Related Company.

Section 4.  Nontransferability of Option.  The Option is not transferable other than by will or the laws of descent and distribution. During Recipient’s lifetime, the Option may be exercised only by Recipient or, during the period Recipient is under a legal disability, by Recipient’s guardian or legal representative.  Except as provided above, the Option may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

Section 5.  Nonqualified Nature of the Option.  The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and this Agreement shall be so construed.  Recipient hereby acknowledges that, upon exercise of the Option, Recipient will recognize compensation income in an amount equal to the excess of the then Fair Market Value of the Shares over the Exercise Price and must comply with the provisions of Section 6 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

Section 6.  Withholding of Taxes.  Recipient hereby authorizes GPS and any Related Company to withhold from salary, wages or any other payment of any kind due to Recipient and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Option.  GPS may require Recipient to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option or issuance of share certificates representing Shares.

Section 7.  Adjustments.  The Committee may make various adjustments to Recipient’s Option, including adjustments to the number and type of securities subject to the Option and the Exercise Price, in accordance with the terms of the Plan.

Section 8.  Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement will alter Recipient’s at-will or other employment status or other service relationship with GPS or any Related Company, nor be construed as a contract of employment or service relationship between Recipient and GPS or any Related Company, or as a contractual right for Recipient to continue in the employ of, or in a service relationship with, GPS or any Related Company for any period of time, or as a limitation of the right of GPS or any Related Company to discharge Recipient at any time whether or not such discharge constitutes a Termination for Cause, with or without notice, and whether or not such discharge results in the failure of any portion of the Option to become exercisable or any other adverse effect on Recipient’s interests under the Plan.

Section 9.  No Rights as a Stockholder.  Recipient shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to Recipient upon the due exercise of the Option.  No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

Section 10.  GPS’s Rights.  The existence of the Option shall not affect in any way the right or power of GPS or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in GPS’s capital structure or its business, or any merger or consolidation of GPS, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of GPS, or any sale or transfer of all or any part of GPS’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 11.  Entire Agreement.  This Agreement, together with the Plan and the applicable provisions of any employment agreement in effect from time to time between Recipient and GPS, contain the entire agreement between Recipient and GPS with respect to the Option, and, with the exception of the applicable provisions of any such employment agreement in effect on the date of this Agreement, any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Option shall be void and ineffective for all purposes.

Section 12.  Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Option or Shares as determined in the discretion of the Committee, except as provided in the Plan or in a written document signed by Recipient and GPS.

Section 13.  Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request from the Committee.

This Agreement is executed on behalf of GP STRATEGIES CORPORATION:

Scott N. Greenberg
Chief Executive Officer

Recipient agrees that his/her acceptance of the Option constitutes Recipient’s acknowledgement that he/she has carefully read this Agreement and the prospectus for the Plan and agrees to be bound by all of the provisions set forth in these documents.